Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Announces New
Unsecured Revolving Credit Facility and Five Year Term Loan

Extends GNL’s Weighted Average Debt Duration by Two Years

NEW YORK, July 25, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today the close of a new unsecured credit facility ("New Facility") to replace its previous credit facility. The New Facility is comprised of a $500 million Senior Unsecured Multicurrency Revolving Credit Facility ("Revolver"), and a €194.6 million ($225 million equivalent) Senior Unsecured Term Loan ("Term Loan") maturing on July 24, 2022. The Revolver matures in four years and has a one-year extension option. Up to $225 million in additional commitments may be added under the Revolver and/or the Term Loan facility, for a total of $950 million.

Under the New Facility, the borrowing spread is based on corporate leverage ratios and ranges from 1.60% to 2.20% over LIBOR. The terms of the New Facility provide for a decrease in the interest rate if the company receives an investment grade rating. The Revolver provides for borrowings denominated in U.S. Dollars, Euros, British Pound Sterling, Canadian Dollars and Swiss Francs.

“We are pleased with the successful completion of our new credit facility. We’d like to thank our lending group, led by KeyBank, for their support, which we believe reflects their recognition of the overall quality of GNL’s portfolio,” said Nick Radesca, Chief Financial Officer for GNL. “The new facility provides us with a competitively priced and highly flexible unsecured facility that forms a foundation for our balance sheet, which we believe is well-positioned to support our disciplined growth strategy well into the future.”

Additional details regarding the New Facility will be available in GNL's Current Report on Form 8-K to be filed with the Securities and Exchange Commission on July 25, 2017.

A total of six lenders are participating in the New Facility, including KeyBank National Association as Joint-Lead Arranger and Administrative Agent, along with BMO Harris Bank, N.A., Capital One National Association, Citizens Bank, N.A., Mizuho Bank, LTD., and Sumitomo Mitsui Banking Corporation.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6500